AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

This Amendment No. 1 (the “Amendment”), made and entered into as of June 27, 2024, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Walter Scott & Partners Limited, a corporation organized under the laws of the United Kingdom (“Subadviser”), dated March 17, 2020 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto, to add, effective August 13, 2024, Multi-Manager International Equity Strategies Fund as a “Fund” covered by the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Inclusion of additional Fund. All references to the “Fund” in the Agreement shall mean, and it hereby does mean, each “Fund” identified on the amended Schedule A attached to this Amendment.

Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Walter Scott & Partners Limited

By:	/s/ David A. Weiss	By:	/s/ Barbara Scott
	Signature		Signature

Name:	David Weiss	Name:	Barbara Scott
	Printed		Printed

Title:	Global Head of Multi-Manager Solutions and Assistant Secretary	Title:	Company Secretary

AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]